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                                                                   EXHIBIT 10.58

                       SEVERANCE AND REDEMPTION AGREEMENT


         This Severance and Redemption Agreement (the "Agreement") dated June __, 1999 by and between Gerald W. Lear ("Mr. Lear") and I.C. Isaacs & Company, Inc., a Delaware corporation (the "Company") is effective as of June __, 1999 (the "Effective Date").

         WHEREAS, Mr. Lear and the Company are parties to an Executive Employment Agreement dated May 15, 1997, as amended by an Amendment No. 1 to Employment Agreement dated August 27, 1998 and as further amended by an Amendment No. 2 to Employment Agreement dated February 11, 1999 (collectively, the "Employment Agreement"), pursuant to which Mr. Lear is employed as President and Chief Operating Officer of the Company; and

         WHEREAS, Mr. Lear is the beneficial owner of 447,792 shares of the common stock of the Company; and

         WHEREAS, the Company, Mr. Lear and certain other shareholders of the Company are parties to an Amended and Restated Shareholders' Agreement dated May 15, 1997, as amended by Amendment No. 1 to the Shareholders' Agreement dated December 20, 1997, and as being further amended and restated effective as of the Closing Date (as hereinafter defined) (collectively, the "Stockholders' Agreement"); and

         WHEREAS, the Company and Mr. Lear are parties to a Nonstatutory Stock Option Grant Agreement dated February 11, 1999 and a Nonstatutory Stock Option Grant Agreement dated June 3, 1999, as being amended effective as of the Closing Date (collectively, the "Stock Option Agreements"), pursuant to which Mr. Lear has been granted options to acquire an aggregate of 55,000 shares of the common stock of the Company.

         NOW, THEREFORE, in consideration of the representations and warranties contained herein and for other good and valuable consideration, the Company and Mr. Lear agree as follows:

SECTION 1. RESIGNATION AND SEVERANCE.

         1.01. RESIGNATION OF EMPLOYMENT. Mr. Lear's employment with the Company and any of its affiliates shall be terminated, effective as of the Closing Date. His termination shall be in the form of a voluntary resignation.

         1.02. SEVERANCE. During the period beginning on the Closing Date and ending on May 15, 2001 (the "Severance Period"), the Company shall pay Mr. Lear severance payments of $350,000 per annum, less appropriate statutory withholdings and deductions and Mr. Lear's contributions for medical insurance coverage in excess of the portion of medical insurance coverage that is normally paid by the Company (the "Severance Payments"). Such Severance Payments shall be paid weekly in accordance with the Company's normal payroll practices.

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         1.03. MEDICAL AND LIFE INSURANCE COVERAGE. During the Severance Period,
the Company will offer to provide Mr. Lear with the same medical and life insurance coverage that the Company provides to its other senior executives and Mr. Lear will continue to pay any portion of the premiums for such coverages that is in excess of the amount normally paid by the Company. Thereafter, Mr. Lear will be provided with the appropriate COBRA notice. Once a year during the Severance Period, Mr. Lear may elect to have a physical examination, and the Company shall reimburse Mr. Lear for the reasonable cost of such physical examination. Any such physical examination shall be comparable to physical examinations Mr. Lear has had at the Company's expense in prior years.

         1.04. PENSION. On or before the Closing Date, the Company shall have taken all actions required to be taken by the Company in order to cause a lump sum distribution to Mr. Lear of his pension benefit, as accrued as of July 1, 1999 (the "Lump Sum Distribution"), such Lump Sum Distribution to be made as soon as practicable. The Company shall use its best efforts to cause the Lump Sum Distribution to be made on or prior to July 1, 1999.

         1.05. KEY MAN LIFE INSURANCE. Effective as of the Closing Date, the Company shall cause the assignment to Mr. Lear of the Key Man Life Insurance Policy issued by New York Life to the Company on the life of Mr. Lear (the "Key Man Life Insurance Policy"). The parties acknowledge and agree that the Company has taken (and, to the extent that any premiums become due between the date hereof and the Closing Date, will continue to take) loans against the Key Man Life Insurance Policy to pay the premiums thereon. Upon Closing (as hereinafter defined), the Company shall have no further obligations with respect to the Key Man Life Insurance Policy. All premiums for the period beginning on the Closing Date and for all periods thereafter shall be the sole responsibility of Mr. Lear.

         1.06. STOCK OPTIONS. All unvested stock options granted to Mr. Lear pursuant to the Stock Option Agreements shall vest immediately upon Closing, shall not terminate upon termination of Mr. Lear's employment, and shall be exercisable at any time and from time to time until the tenth anniversary of the date that such options were granted. The parties hereby agree that, effective as of the Closing Date, Section 4.2 of each of the Stock Option Agreements shall not apply. All other provisions of the Stock Option Agreements shall remain unchanged and in full force and effect.

         1.07. LEGAL FEES. Within a reasonable period after Closing, the Company shall pay reasonable legal fees, not to exceed $600, incurred by Mr. Lear in connection with the review of this Agreement.

         1.08 EFFECT OF RESIGNATION. Upon Closing, the Company shall have no further obligations to Mr. Lear except as specifically set forth in this Agreement, the Stock Option Agreements and the Shareholders' Agreement. Upon termination of the Severance Period, the Company shall have no further obligations to the Executive under the terms of this Agreement. Upon Closing, Mr. Lear shall have no further obligations to the Company except as set forth herein, in the Shareholders' Agreement and in the Stock Option Agreements.

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SECTION 2. REDEMPTION OF SHARES.

         2.01 REDEMPTION OF SHARES. At Closing, Mr. Lear shall sell, assign, transfer and deliver to the Company, and the Company hereby agrees to purchase and accept from Mr. Lear at the Closing, 84,211 shares of common stock of the Company owned by Mr. Lear (the "Redemption Shares") free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character whatsoever.

         2.02. PURCHASE PRICE. The purchase price for the Redemption Shares shall be $1.1875 per share, for an aggregate purchase price of $100,000 to be paid to Mr. Lear by check issued by the Company at Closing.

SECTION 3. CLOSING.

         Unless otherwise mutually agreed to in writing by the Company and Mr. Lear, the closing of the transactions contemplated herein (the "Closing") shall occur on June __, 1999 at 10:00 a.m. The time and date of the Closing are herein referred to as the "Closing Date." The parties shall use their best efforts to have the Closing occur promptly. The Closing shall take place by telephone, telefax and hand or overnight delivery.

SECTION 4. CLOSING DELIVERIES.

         4.01 DELIVERIES OF MR. LEAR. On or prior to the Closing, Mr. Lear shall deliver, or cause to be delivered, to the Company the following:

                  (i) a written resignation of any and all directorships, offices and positions of any kind held by Mr. Lear with the Company and any of its affiliates (other than his position as a shareholder and option holder of the Company), effective as of the Closing Date and reasonably acceptable to the Company, and any other documents necessary to effect the resignation by Mr. Lear of such offices and positions.

                  (ii) stock certificates representing the Redemption Shares duly endorsed in blank or accompanied by stock powers duly executed in blank and such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

                  (iii) a duly executed copy of the Second Amended and Restated Shareholders' Agreement substantially in the form attached hereto as EXHIBIT A (the "Second Amended and Restated Shareholders' Agreement").

                  (iv) duly executed copies of the Stock Purchase Agreements substantially in the form attached hereto as EXHIBIT B.

                  (v) Any Company property Mr. Lear may have in his possession, whether located in or outside the office; provided, however, that Mr. Lear may retain possession of the desk chair and personal computer located in his office at the Company's Bank Street

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location.

         4.02. DELIVERIES OF THE COMPANY. On or prior to the Closing, the Company shall deliver or cause to be delivered to Mr. Lear the Redemption Price.

         4.03. MR. LEAR'S CONDITIONS TO CLOSING. The obligation of Mr. Lear to proceed with the Closing is subject to the satisfaction at or prior to Closing of each of the following conditions:

                  (i) The representations of the Company made in Section 5.02 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date and the Company shall have complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

                  (ii) The Company shall have delivered to Mr. Lear at Closing the Redemption Price.

                  (iii) Each of Robert J. Arnot and Ronald S. Schmidt shall have delivered to Mr. Lear a duly executed Stock Purchase Agreement substantially in the form attached hereto as EXHIBIT B.

         4.04 THE COMPANY'S CONDITIONS TO CLOSING. The obligation of the Company to proceed with the Closing is subject to the satisfaction at or prior to Closing of each of the following conditions:

                  (i) The representations of Mr. Lear made in Section 5.01 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date and Mr. Lear shall have complied with all covenants and agreements required by this Agreement to be performed or complied with by Mr. Lear prior to the Closing.

                  (ii) Mr. Lear shall have delivered to the Company on or at Closing the documents described in Section 4.01 hereof.

                  (iii) Each of Robert J. Arnot and Ronald S. Schmidt shall have delivered to Mr. Lear a duly executed Stock Purchase Agreement substantially in the form attached hereto as EXHIBIT B.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

         5.01. REPRESENTATIONS AND WARRANTIES OF MR. LEAR. Mr. Lear hereby represents and warrants to the Company that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

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                  (i) POWER; AUTHORITY. Mr. Lear has full power, capacity and authority to enter into and perform his obligations under this Agreement and under any other agreements, instruments or documents to be entered into by Mr. Lear pursuant to or in connection with this Agreement.

                  (ii) TITLE; AGREEMENTS. The Redemption Shares were fully paid, and Mr. Lear shall, from and after the Closing have no claims against the Company with respect to or relating to the Redemption Shares. Mr. Lear is the sole legal and beneficial owner of, and has good title to, such Redemption Shares, and has not sold, transferred or encumbered any or all of such Redemption Shares, and has the full and sufficient right at law and in equity to assign and transfer such Redemption Shares to the Company in accordance with the provisions of this Agreement, free and clear of any and all right, title, interest or claim therein of any other person whatsoever. There are outstanding no options or rights to acquire any or all of such Redemption Shares. Any consent, waiver or approval by any third party required in connection with the execution by Mr. Lear of this Agreement or the performance by Mr. Lear of the obligations to be performed by Mr. Lear under this Agreement has been obtained.

                  (iii) BINDING AGREEMENT. This Agreement is a valid and legally binding obligation of Mr. Lear enforceable in accordance with its terms.

         5.02 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby warrants to Mr. Lear that the following representations and warranties are, as of the date hereof, and will be, as the Closing Date, true and correct:

                  (i) ORGANIZATION; AUTHORITY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform the terms of this Agreement and the transactions contemplated by it thereby. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated by this Agreement and such agreements and instruments hereunder have been duly and validly authorized by all necessary corporate action of the Company.

                  (ii) BINDING AGREEMENT. This Agreement is a valid and legally binding obligation of the Company enforceable in accordance with its terms.

                  (iii) CONSENTS. Any consent, waiver or approval by any third party required in connection with the execution by the Company of this Agreement or the performance by the Company of the obligations to be performed by the Company under this Agreement has been obtained.

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SECTION 6. TERMINATION.

         This Agreement may be terminated by the Company if the Closing deliveries of Mr. Lear as set forth in Section 4.01 hereto have not been made on or at Closing or the conditions set forth in Sections 4.04 hereof are not satisfied, and may be terminated by Mr. Lear if the Closing Deliveries of the Company as set forth in Section 4.02 have not been made on or at Closing or the conditions set forth in Sections 4.03 hereof are not satisfied.

SECTION 7. RELEASE AND WAIVER.

                  (i) Effective as of the Closing Date, Mr. Lear forever waives and releases any and all claims that he has or may have against the Company, its predecessors, successors or assigns, its affiliated entities, and current and former officers, directors, employees and agents of the Company, its affiliates and its predecessors, successors and assigns except (a) claims arising from breaches of this Agreement and (b) claims arising after the Closing Date under the Shareholders' Agreement and the Stock Option Agreements that are not related to the termination of Mr. Lear's employment or any other transactions contemplated under this Agreement. The claims released hereby include, but are not limited to the following, (a) claims under the Age Discrimination in Employment Act; (b) claims under the Employment Agreement; (c) claims under the Shareholders' Agreement or the Stock Option Agreements that (i) arise on or before the Closing Date or (ii) arise out of or relate to The termination of Mr. Lear's employment or any other transaction contemplated under this Agreement;
(d) claims arising under any other form of contract; (e) claims in tort or sounding in tort; (f) claims for attorney's fees and expenses; and (g) claims under any federal, state, or local statute or ordinance, including those relating to compensation, employment and separation from employment.

                  (ii) Effective as of the Closing Date, the Company (which term shall include, for purposes of this Section 7(ii), the Company, its predecessors, successors and assigns, and its affiliated entities) forever waives and releases any and all claims that it has or may have against Mr. Lear except (a) claims arising from breaches of this Agreement and (b) claims arising after the Closing Date under the Shareholders' Agreement and the Stock Option Agreements that are not related to the termination of Mr. Lear's employment or any other transactions contemplated under this Agreement. The claims released hereby include, but are not limited to the following, (a) claims under the Shareholders' Agreement or the Stock Option Agreements that (i) arise on or before the Closing Date or (ii) arise out of or relate to the termination of Mr. Lear's employment or any other transaction contemplated under this Agreement;
(b) claims arising under any other form of contract; (c) claims in tort or sounding in tort; (d) claims for attorney's fees and expenses; and (e) claims under any federal, state, or local statute or ordinance, including those relating to compensation, employment and separation from employment.

SECTION 8. CERTAIN COVENANTS.

         8.01. UNEMPLOYMENT CLAIMS. The Company will not contest Mr. Lear's claim for unemployment compensation.

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         8.02. NON-COMPETE. Mr. Lear and the Company recognize that due to the nature of Mr. Lear's employment, and his relationship with the Company, Mr. Lear has had access to, and has acquired, and has assisted in developing, confidential and proprietary information relating to the business and operations of the Company and its predecessors and affiliates, including, without limitation, information with respect to their present and prospective services, systems, products, clients, customers, agents, and sales and marketing methods. Mr. Lear acknowledges that such information has been and will be of central importance to the Company's business and that disclosure of it to others or its use by others could cause substantial loss to the Company. Mr. Lear and the Company also recognize that an important part of the Mr. Lear's duties was to develop good will for the Company through his personal contact with the Company's clients, and that there is a danger that this good will, a proprietary asset of the Company, may follow Mr. Lear when his relationship with the Company is terminated.

                  (i) Mr. Lear agrees that for a period of three (3) months after the Closing Date:

                      A. Mr. Lear will not directly or indirectly, within the United States, whether as a partner, proprietor, employee, consultant, agent or otherwise, participate or engage in any business that competes with, restricts, or interferes with the business of the Company, including, without limitation, any business in the young men's and women's contemporary sportswear industry.

                      B. Mr. Lear will not directly or indirectly (for his own account, or for the account of others) interfere with, solicit, or accept for himself, his benefit, or for anyone other than the Company, any of the clients or customers of the Company or any potential clients or customers solicited or being solicited by the Company at the time of the Closing Date or perform any services of any competitive nature in connection with said clients or customers for anyone other than the Company.

                      C. Mr. Lear further agrees that he shall not directly or indirectly, urge any client (or customer) or potential client (or potential customer) of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

                      D. Mr. Lear further agrees that he shall not directly or indirectly, solicit, hire or arrange to hire any person who at the time of such hire was an employee of the Company and was not involuntarily terminated by the Company, for himself or for any business entity with which he may be, or may be planning to be, affiliated or associated, or otherwise interfere with the retention of employees that the Company desires to retain as such.

                  (ii) Mr. Lear expressly acknowledges and agrees (x) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (y) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (z) that the agreement to observe such restrictions forms a material part of the consideration for this Agreement and Mr. Lear's employment by the

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Company.

         8.03. CONFIDENTIALITY. The parties hereby agree to use their best efforts to keep this Agreement and its terms in confidence until such time as it us publicly announced by the Company.

         8.04. COOPERATION. During the Severance Period, Mr. Lear shall comply with reasonable requests by the Company that Mr. Lear cooperate with the Company and provide the Company or, at the request of the Company, third parties with information he shall have acquired as a result of his employment with the Company.

SECTION 9. MISCELLANEOUS PROVISIONS.

         9.01. CONSIDERATION PERIOD. Consistent with the provisions of the Older Workers Benefit Protection Act, Mr. Lear acknowledges that he has had at least twenty-one (21) days within which to consider executing this document, although he is free to execute this Agreement earlier. If this Agreement is not signed within twenty-five (25) days, this Agreement is considered null and void. Mr. Lear has been advised that he should consult legal counsel concerning the terms of this Agreement.

         9.02. NO ADMISSION. Neither this Agreement nor the fact that the Company has entered into this Agreement shall be construed in any way as an admission by the Company, its predecessors, its affiliates or current and former officers, directors, employees or agents of the Company, its predecessors or affiliates of any improper or wrongful conduct in their dealings with Mr. Lear.

         9.03. REVOCATION. Mr. Lear shall have seven (7) days following his signing of this Agreement to revoke it, and the Agreement shall not become effective until the seven (7) day revocation period has expired. Such revocation must be in writing, and received prior to the Effective Date at the following address: I.C. Isaacs & Company, Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Mr. Robert J. Arnot.

         9.04. SURVIVAL. The representations, warranties, covenants and agreements made by the parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing.

         9.05. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended, supplemented or modified, only with the written consent of each of the parties hereto, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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         9.06. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         9.07. CHOICE OF LAW. This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Maryland (without reference to the choice of law provisions of the State of Maryland) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         9.08. SEVERABILITY. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

         9.09. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. The Employment Agreement is terminated in its entirety, the parties shall have no further obligations thereunder, and the terms of this Agreement supercede anything contained in therein.

         9.10 HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

         9.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



ATTEST:                            I.C. ISAACS & COMPANY, INC.


----------------------------          By: /s/ ROBERT J. ARNOT
                                      ------------------------------------------
                                      Robert J. Arnot, Chairman and
                                      Chief Executive Officer
WITNESS:


----------------------------              /s/ GERALD W. LEAR
                                      ------------------------------------------
                                      Gerald W. Lear

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                                    EXHIBIT A










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                                    EXHIBIT B










                                       -1-